Exhibit 12


                            FLORIDA POWER CORPORATION
                       Statement of Computation of Ratios
                              (Dollars In Millions)


     Ratio of Earnings to Fixed Charges:



                                       Twelve-Months         Year Ended
                                       Ended June 30,       December 31,
                                       1996     1995       1995     1994
                                      ------   ------     ------   ------

     Net Income                       $231.8   $212.7     $227.0   $200.8

     Add:
      Operating Income Taxes           132.3    122.2      129.5    114.7
      Other Income Taxes                 0.2     (0.7)       0.1     (0.8)
                                      ------   ------     ------   ------
     Income Before Taxes               364.3    334.2      356.6    314.7

     Total Interest Charges            100.7    107.0      104.5    108.4
                                      ------   ------     ------   ------
     Total Earnings (A)               $465.0   $441.2     $461.1   $423.1
                                      ------   ------     ------   ------
     Fixed Charges (B)                $100.7   $107.0     $104.5   $108.4
                                      ------   ------     ------   ------
      Ratio of Earnings to
       Fixed Charges (A/B)              4.62     4.12       4.41     3.90
                                       =====    =====      =====    =====